UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2006

Ortec International, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-27368	11-3068704
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Broadway New York, NY	10032
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 740-6999

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Pursuant to Section 8 of our Certificate of Designation of Preferences, Rights and Limitations of Series E 6% Convertible Preferred Stock, all of the remaining 6,182.333 shares of our Series E Convertible Preferred Stock, plus dividends accrued thereon through September 5, 2006, will on September 6, 2006, automatically convert into an aggregate of 2,721,828 shares of our common stock. The number of shares of our common stock which the holders of our Series E Convertible Preferred Stock are to receive is based upon a conversion rate of one share of common stock for each $2.32½ of the stated value of the Series E Preferred Stock plus dividends accrued through September 5, 2006. The conversion rate is the average of the daily volume weighted average prices of our common stock for the 20 trading days after the July 24, 2006 effective date of the recent one share for fifteen shares reverse split of our common stock. Such 20 trading day measuring period ended on August 21, 2006. After such automatic conversions there will be an aggregate of 8,893,348 shares of our common stock outstanding. The stated value of our Series E 6% Convertible Preferred Stock is the amount paid for such preferred shares by the investors in our April 17, 2006 private placement financing. The holders of our Series E Preferred Stock have the right to convert their preferred shares into shares of our common stock before the September 6, 2006 automatic conversion date but if they do the conversion rate would be $3.00, instead of $2.32½, for one share of our common stock and result in the holder receiving fewer shares of our common stock upon conversion.

If our other Series D Convertible Preferred shares are all converted, there would be an additional 1,586,297 shares of our common stock outstanding. In addition, the holders of our outstanding options and warrants are entitled to purchase an additional approximately 6,194,000 shares of our common stock at the following per share prices: approximately 814,000 shares at $0.015, approximately 1,509,000 shares at prices between $3.00 and $6.00, approximately 3,339,000 shares at prices between $6.75 and $7.50, and approximately 532,000 shares at prices of $11.25 and above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ortec International, Inc. (Registrant)

Date: August 22, 2006	By:	/s/ Alan W. Schoenbart
Chief Financial Officer